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Xylem Inc.

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1 International Drive

Rye Brook, NY 10573

April 24, 2014

Dear Shareowner:

Our annual meeting of shareowners will be held on May 6, 2014. We are writing to ask for your support by voting FOR each of the director nominees included in Xylem’s definitive proxy statement filed on March 24, 2014 (“2014 proxy statement”).

We are also asking that you vote FOR “Proposal 6 – Approval of Amendment to the Company’s Articles of Incorporation to Allow Shareowners to Call Special Meetings,” which is a proposal to amend our charter to provide the holders of at least 25% of our outstanding shares of common stock the right to call special meetings. This proposal is in response to a majority vote for a 2013 shareowner proposal to provide holders of at least 10% of the Company’s outstanding shares with such right (the “2013 shareowner proposal”).

As described on page 27 of our 2014 proxy statement, in late 2013 we engaged with our shareowners to discuss our response to the 2013 shareowner proposal. Below are details regarding our outreach efforts which assisted our Board in determining that a threshold of 25% is appropriate:

•	We proactively engaged our 25 largest shareowners, holding over 100 million shares representing more than 50% of our outstanding shares of common stock at the time.

•	As a result of this engagement, we conducted extensive interviews with the 17 shareowners who were available to speak to us about governance. These shareowners held over 76 million shares representing more than 40% of our outstanding shares of common stock. This included both shareowners who voted FOR and shareowners who voted AGAINST the 2013 shareowner proposal.

•	Of those interviewed, holders of 80% of the shares indicated that a 10% threshold was too low and that they would support a management proposal with a threshold of 25%, while only 11% indicated that they supported the 10% threshold contemplated by the 2013 shareowner proposal. One shareowner, representing approximately 9%, could not provide a view at that time.

•	In establishing the 25% threshold in the 2014 special meeting proposal included in our 2014 proxy statement, the Board considered this feedback from investors which overwhelmingly supported a 25% threshold.

We are also asking you to vote AGAINST Proposal 7 in our 2014 proxy statement, a shareowner proposal titled “Executives to Retain Significant Stock.” As discussed on pages 29 to 30 in our 2014 proxy statement, our existing compensation policies and practices have been carefully designed to align the interests of senior executives with those of shareowners and encourage a focus on the long-term performance of Xylem, while enabling Xylem to attract and retain talented executives.

For the reasons described in this letter and other reasons described in our 2014 annual proxy statement, we encourage you to vote FOR all of our director nominees listed in Proposal 1, FOR Proposal 6 and AGAINST Proposal 7.

Sincerely,

Patrick K. Decker
President and Chief Executive Officer